EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 23, 2015

To the Participants, Benefit Plan Administration Committee, and Investment Committee
DTE Energy Company Savings and Stock Ownership Plan
DTE Gas Company Investment and Stock Ownership Plan
DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by
Local 17 of the International Brotherhood of Electrical Workers
and DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by
Local 223 of the Utility Workers Union of America

We consent to the incorporation, by reference in Registration Statement No. 333-157768 of DTE Energy Company on Form S-8, of our reports dated June 18, 2014, with respect to the statements of net assets available for benefits of the plans listed below as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the year ended December 31, 2013, which reports appear in the December 31, 2013 Annual Reports on Form 11-K of each of the following plans:

1.	DTE Energy Company Savings and Stock Ownership Plan

2.	DTE Gas Company Investment and Stock Ownership Plan

3.	DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers

4.	DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan